Exhibit 10.68
CODE SECTION 409A AMENDMENT
TO
TENNECO AUTOMOTIVE INC. 2002 LONG-TERM INCENTIVE PLAN
     WHEREAS, Tenneco Inc. (the “Company”) has established the Tenneco Automotive Inc. 2002 Long-Term Incentive Plan (the “Plan”); and
     WHEREAS, amendment of the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Article 8 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company by resolution of its Board of Directors, the Plan be and is amended, effective January 1, 2008, in the following particulars:
1.	By adding the following sentence to the end of Section 5.2(f):
“Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, any adjustment to any Award under this Section 5.2(f), including but not limited to any adjustment to any Option or SAR, shall be exempt from, or compliant with, the requirements of Code Section 409A and the Treasury regulations issued thereunder.”
2.	By adding the following sentence to the end of Section 5.5:
“Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, any alternative to or replacement of any outstanding Award under the Plan shall be exempt from, or compliant with, the requirements of Code Section 409A and the Treasury regulations issued thereunder.”
3.	By deleting the first sentence of Section 5.6 in its entirety and substituting the following:
“An Award (other than an Option or an SAR Award) may provide the Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of Common Stock subject to the Award (both before and after the shares of Common Stock subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or shares of Common Stock as determined by the Committee.”
4.	By deleting the third sentence of Section 5.7 in its entirety.
5.	By adding the following new Article 10:

“ARTICLE 10
CODE SECTION 409A
     10.1 Time and Form of Settlement. The time and form of settlement of Stock Equivalent Unit Awards, Restricted Stock Unit Awards, and Performance Unit Awards granted under the Plan shall be made in accordance with the Plan and applicable Award Agreement, provided that with respect to termination of employment for reasons other than death, the settlement at such time can be characterized as a ‘short-term deferral’ for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the settlement cannot be so characterized, and the Participant is a ‘specified employee’ under Code Section 409A, such portion of the settlement shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the ‘Delay Period’). Upon the expiration of the Delay Period, all settlements and benefits delayed pursuant to this Section 10.1 shall be paid to the Participant in a lump sum payment and any remaining settlements due under the applicable Award Agreement shall be settled at the same time and form as such amounts would have been settled in accordance with their original settlement schedule under such Award Agreement, provided such settlement complies with the terms of the Plan. For purposes of the Plan and any applicable Award Agreement, the terms ‘terminated,’ ‘terminates,’ ‘termination of employment’ and variations thereof, as used in the Plan and any applicable Award Agreement in relation to the settlement of any Award, are intended to mean a termination of employment that constitutes a ‘separation from service’ under Code Section 409A.
     10.2 Prohibition on Acceleration of Payment. Except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to this Plan or an applicable Award Agreement may not be accelerated.
     10.3 Savings Clause. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code and that such Award Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Committee intend to administer the Plan so that it will comply with the requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A.”
     IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this 24th day of December, 2008.

Tenneco Inc.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President — Global Administration